Exhibit 23

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of Professional Diversity Network, Inc. on Form S-1 (File No. 313-215388), Forms S-8 (File Nos. 333-211382 and 333-203156) and on Form S-3 (File No. 333-201341) of our report dated March 30, 2018, with respect to our audits of the consolidated financial statements of Professional Diversity Network, Inc. and Subsidiaries as of December 31, 2017 and 2016 and for the years ended December 31, 2017 and 2016, which report is included in this Annual Report on Form 10-K of Professional Diversity Network, Inc. for the year ended December 31, 2017.

/s/ Marcum llp

Marcum llp

Melville, NY

March 30, 2018